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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
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Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Proxy Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Florida Gaming Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLORIDA GAMING CORPORATION
3500 N.W 37th Avenue
Miami, FL 33142

        November 26, 2002

Dear Florida Gaming Stockholder:

        You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Florida Gaming Corporation which will be held on December 27, 2002 at the Ramada Inn, 700 West Riverside Drive, Jeffersonville, IN 47130, at 1:00 P.M., local time. We hope you will be able to attend.

        The enclosed meeting notice and proxy statement contain details concerning the business to come before the Meeting. You will note that the Board of Directors of the Company recommends a vote:

  •
  "FOR" the election of five directors to serve until the 2003 Annual Meeting of Stockholders.

  •
  "FOR" an amendment to the Company's Certificate of Incorporation to reverse split the Company's common stock one for two.

  •
  "FOR" the appointment of King & Company PSC as the Company's auditor for 2002.

        Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend. Included in these materials is the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

W. B. Collett
Chairman of the Board and
Chief Executive Officer

FLORIDA GAMING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: December 27, 2002

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Florida Gaming Corporation.

        The Meeting will be held at the Ramada Inn, 700 West Riverside Drive, Jeffersonville, Indiana 47130 at 1:00 P.M., local time, for the following purposes:

  1.
  To elect five directors to serve until the 2003 Annual Meeting of Stockholders;

  2.
  To amend the Company's Certificate of Incorporation to reverse split the Company's common stock one for two;

  3.
  To ratify the selection of King & Company PSC, as the Company's auditor for the year ended December 31, 2002;

  4.
  To transact such other business as may properly come before the Meeting and any adjournments thereof.

        Stockholders of record at the close of business on November 20, 2002 are entitled to notice of and to vote at the Meeting, and any adjournments thereof.

        A list of stockholders of the Company as of the close of business on November 20, 2002 will be available for inspection during normal business hours from December 17, 2002 through December 27, 2002 at the office of the Company located at 2669 Charlestown Road, Suite D, New Albany, Indiana 47150.

By Order of the Board of Directors
November 26, 2002	W. B. Collett, Jr. Executive Vice President and Secretary

EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

FLORIDA GAMING CORPORATION
3500 N.W. 37th Avenue
Miami, Florida 33142
(305) 633-6400

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS

        This Proxy Statement is furnished to the holders of common stock (the "Common Stock") of Florida Gaming Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the Ramada Inn, 700 W. Riverside Drive, Jeffersonville, IN 47130, on December 27, 2002 at 1:00 p.m., local time, and at any adjournments thereof (the "Meeting").

        All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later proxy, or by voting in person at the Meeting.

        The mailing address of the principal executive offices of the Company is Florida Gaming Corporation, 3500 N.W. 37th Avenue, Miami, Florida 33142. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is on or about December 4, 2002.

        At the Meeting, stockholders will be asked to vote for the election of nominees to the Board of Directors, an amendment to the Company's Certificate of Incorporation to reverse split the Company's common stock one for two, and the ratification of King & Company PSC as the Company's auditor for the year ended December 31, 2002.

        All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of directors to serve until the 2003 Annual Meeting of Stockholders, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the amendment to the Company's Certificate of Incorporation, and ratification of King & Company PSC as the Company's auditor for the year ended December 31, 2002, stockholders may vote in favor of, against or abstain from voting on the proposals. Stockholders should specify their choice on the enclosed form of proxy.

        If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed and dated proxy will be voted "FOR" the election of all nominees, "FOR" the amendment of the Company's Certificate of Incorporation, and "FOR" the ratification of King & Company PSC as the Company's auditor for the year ended December 31, 2002.

        Only holders of record of shares of Common Stock of the Company at the close of business on November 20, 2002 (the "Record Date") are entitled to vote at the Annual Meeting or adjournments thereof. Each holder of record on the Record Date is entitled to one vote on all matters considered for each share of Common Stock of the Company so held. On the Record Date, there were 6,189,395 shares of Common Stock of the Company issued and outstanding. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Proposal No. 1

        To elect five directors to serve for the ensuing year and until their successor are elected and qualified.

        The affirmative vote of a plurality of the shares of common stock voted at the meeting is required to elect each director.

        The Board of Directors of the Company, pursuant to the By-Laws of the Company, has set the number of directors of the Company at five. All directors elected at the Meeting will hold office until the next annual meeting of stockholders following their election and until their successors are elected and qualified.

        The Board of Directors has nominated W. Bennett Collett, W. Bennett Collett, Jr., George W. Galloway, Jr., Roland M. Howell, and William C. Haddon for election at the Meeting.

Nominees for Election to Board of Directors

        The following information is furnished as of the Record Date. Each of the nominees for election to the Board of Directors is currently serving as a director of the Company.

        W. Bennett Collett has served as Chairman of the Board, Chief Executive Officer and a director of Freedom Financial Corporation ("Freedom") since its formation in 1985. Freedom was a bank holding company until January, 1988 at which time it sold its banking subsidiaries. Mr. Collett has served as President and as a director of Freedom Holding, Inc. ("Holding") since its formation in December, 1992. Holding's sole business currently is to hold shares of Freedom. Mr. Collett has been involved in the management of banking and financial service companies for over 23 years having been a principal of ten commercial banks. For 14 years Mr. Collett was a principal shareholder and chief executive officer of various banks and finance companies in Alabama, Arkansas, Georgia, Indiana and Missouri ranging in asset size from $1,000,000 to $250,000,000.

        W. Bennett Collett Jr. served as President of Freedom from 1988 to 1989. Since August 1989, Mr. Collett has served Freedom as Executive Vice President and Secretary. He has been a director of Freedom since its formation in 1985 and a director of Holding since April 20, 1998. He presently serves as Secretary and Treasurer of Holding. Mr. Collett is responsible for supervision of the Company's gaming operations (live jai-alai performances and inter-track wagering). W. Bennett Collett Jr. is the son of W. Bennett Collett.

        George W. Galloway Jr., a physician since 1958, served as the medical director of the emergency room at Kennestone Hospital in Marietta, Georgia from 1983 until his retirement in March, 1999.

        Roland M. Howell served in hotel management for over thirty years and was an owner and operator of hotels in Florida for approximately twenty years before his retirement in 1969. He is currently a private investor with investments primarily in municipal bonds, stocks, and real estate.

        William C. Haddon, an attorney and certified public accountant, has been engaged in the private practice of law in Atlanta, Georgia since 1962. Mr. Haddon was elected to the board of directors on March 21, 2001.

        The Company's Board of Directors held seven (7) meetings during 2001. All directors attended six or more meetings of the Board. The Board of Directors has no standing nominating or compensation committees.

Proposal No. 2

        To approve an amendment to Section 1 of Article IV of the Company's Certificate of Incorporation to change the number of authorized shares of common stock from 15,000,000 shares of $.10 par value common stock to 7,500,000 shares of $.20 par value common stock, and to convert each share of issued and outstanding $.10 par par value common stock into one-half of one share of $.20 par value common stock.

        A copy of the proposed amendment is attached as Appendix A to this Proxy Statement.

        Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock ("Common Stock") entitled to vote.

        The Board of Directors has unanimously approved and recommends the amendment to the Company's stockholders.

Effect of Amendment.

        As illustrated below, the effect of the Amendment is to reverse split the Common Stock one for two.

        At September 30, 2002, prior to the approval of the Amendment:

  •
  15,000,000 shares of $.10 par value Common Stock were authorized to be issued.

  •
  6,189,395 shares of Common Stock were issued and outstanding.

  •
  2,748,406 shares of Common Stock were reserved for issuance upon the exercise of fixed conversion rights, options and warrants.

  •
  the book value per share of Common Stock was $1.18.

  •
  the net basic loss per common share for the nine month period ended September 30, 2002 was $(.02).

        If the Amendment is approved, as of September 30, 2002, on a pro forma basis and before the purchase of fractional shares of Common Stock resulting from the reverse stock split:

  •
  the number of shares of authorized Common Stock would have been reduced to 7,500,000 shares of $.20 par value common stock.

  •
  the number of issued and outstanding shares of Common Stock would have been reduced to 3,094,698.

  •
  the number of shares of Common Stock reserved for issuance upon the exercise of fixed conversion rights, options and warrants would have been reduced to 1,374,203, and the exercise and conversion prices would have been adjusted proportionately.

  •
  the book value per share of Common Stock would have been increased to $2.36.

  •
  the net basic loss per share of Common Stock for the nine month period ended September 30, 2002 would have decreased to ($0.04).

Reasons for Amendment.

        Closing sales prices for the Company's common stock are reported on the OTC Bulletin Board. The closing sales price for the Common Stock on November 22, 2002 was $3.50 per share.

        The Company believes that the reverse stock split could:

  •
  increase the market value of the Common Stock, but the Company cannot predict by what amount, if any, the market value will increase.

  •
  increase the marketability and liquidity of the Common Stock, but the Company cannot predict by what amount, if any, that the marketability and liquidity of the Common Stock will increase.

  •
  assist the Company in its attempt to list the Common Stock on the Nasdaq SmallCap market, but the Company cannot predict if the Common Stock will be listed on the Nasdaq SmallCap market.

Treatment of Fractional Shares.

        No stock certificates or scrip representing fractional interests resulting from the reverse stock split will be issued and no fractional interest will entitle the holder thereof to vote, or to any rights as a holder of Common Stock. In lieu of any fractional interest, each holder of Common Stock entitled to receive a fractional interest will be paid cash upon surrender of certificates representing the Common Stock held by such holder in an amount equal to the product of such fraction multiplied by the closing sales price of the Common Stock as reported on the OTC Bulletin Board on the effective date of the reverse stock split, or in the event the Common Stock is not traded on the effective date of the reverse stock split, on the last date prior to the effective date of the reverse stock split on which the Common Stock was traded.

Tax and Ownership Consequences.

        Shareholders entitled to receive fractional interests will be deemed to have sold the shares of Common Stock representing the fractional interests and generally will incur short or long term capital gains or losses, depending upon their purchase and sales prices and the length of time the shares have been held prior to the effective date of the reverse stock split. Otherwise, neither the Company nor any holder of Common Stock will recognize taxable gain or loss as a result of the reverse stock split.

        The reverse stock split will not increase or decrease the percentage of any shareholder's ownership in the Common Stock, except to the extent shareholders are entitled to receive fractional interests.

New Stock Certificates.

        After the effective date of the reverse stock split, the Company will send transmittal forms to the holders of Common Stock to be used in forwarding their stock certificates representing pre-split shares of Common Stock for new stock certificates representing post-split shares of Common Stock.

Proposal No. 3

        To ratify the selection of King & Company, PSC to serve as the Company's auditors for the fiscal year ending December 31, 2002.

        Ratification of Proposal No. 3 requires the affirmative vote of the holders of a majority of the common stock voted at the Annual Meeting.

        King & Company, PSC has served as the Company's independent auditor since December 31, 1995. The audit committee is of the opinion that King & Company is well qualified to continue such service and recommends that the stockholders vote FOR ratification of the selection of King & Company. It is anticipated that a representative of King & Company will either be present at the Annual Meeting or will be available by telephone to respond to appropriate questions.

Directors and Executive Officers

        The following table sets forth certain information concerning the Company's executive officers and directors as of the Record Date:

Name	Age	Position with the Company	Director of Executive Officer Since
W. Bennett Collett	70	Chief Executive Officer, Director and Chairman	1993
Robert L. Hurd*	64	President and Director	1993
W. Bennett Collett, Jr.	47	Executive V.P., Secretary And Director	1993
George Galloway, Jr.	70	Director	1994
Timothy L. Hensley*	46	Director	1997
Roland M. Howell	86	Director	1995
William Haddon	71	Director	2001

        *Messrs. Hurd and Hensley have advised the Company that for personal reasons they do not wish to stand for reelection.

Report of the Audit Committee

        On January 10, 2001, the Board of Directors of the Company adopted resolutions creating an audit committee and adopted a written charter setting forth the audit committee's duties and responsibilities, The following persons, all of whom are independent directors of the Company within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers, have been elected to serve as members of the audit committee: Dr. George W. Galloway, Jr., Timothy L. Hensley and William C. Haddon.

        The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, audit process, and system of internal control. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's reporting process. The Company's independent accountants, King & Company, PSC, are responsible for expressing an opinion on the conformity of the Company's financial statements to generally accepted accounting principles.

        The Audit Committee reports as follows:

•
For the fiscal year ended December 31, 2001, the Company paid King & Company, PSC approximately $46,000 in audit fees for the Company, its subsidiaries, and its Company-sponsored pension plans, and approximately $6,000 in other fees for income tax preparation, quarterly reviews of Form 10-QSB and other items. The Company did not pay any fees for financial information systems design and implementation.

•
The Audit Committee has determined that the nonaudit services provided by King & Company, PSC was compatible with maintaining King & Company's independence.

•
The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

•
The Audit Committee has discussed with the Company's independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

•
The Audit Committee has received written disclosures from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independent Discussions with Audit Committee) was received and discussions were held with the independent accountants concerning their independence.

        The Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this Report:

William C. Haddon
George W. Galloway, Jr.
Timothy L Hensley

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten per cent (10%) of the Company's Common stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based on a review of the copies of such reports and certain representations furnished to the Company, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

Executive Compensation

        The following table sets forth all cash compensation paid by the Company for the fiscal years ended December 31, 2001, 2000, and 1999 to W. Bennett Collett, W. Bennett Collett, Jr. (W. B. Collett, Jr.), Robert L. Hurd, and Daniel Licciardi.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary		Options/ SARS	All Other Compensation
W. Bennett Collett Chairman of the Board and Chief Executive Officer	2001 2000 1999	$ $ $	* * *	500,000 -0- 460,000	$-0- 50,000 -0-
Robert L. Hurd President and Director	2001 2000 1999	$ $ $	** ** **	50,000 -0- 85,000	-0- -0- -0-
W. B. Collett, Jr. Executive Vice President and Director	2001 2000 1999	$ $ $	168,000 168,000 189,000	150,000 -0- 210,000	-0- -0- -0-
Daniel Licciardi Vice President-Pari- Mutuels Manager	2001 2000 1999	$ $ $	108,000 100,000 114,667	35,000 -0- 45,000	-0- -0- -0-

        * In September, 1997, the Company discontinued the salary payments to Mr. Collett and began paying $30,000 per month to Freedom Financial Corporation in lieu of paying a salary to Mr. Collett. The payments to Freedom Financial Corporation totaled $360,000 in each of 1999, 2000, and 2001. Mr. Collett is Chairman of the Board and Chief Executive Officer of Freedom Financial Corporation. There is no written employment or consulting agreement between the Company and Freedom Financial Corporation. In 2000, the Board of Directors authorized a performance bonus to Mr. Collett in the amount of $50,000 for his extraordinary and persistent efforts in negotiating an $850,000 settlement of the Rincon Agreement.

        ** In November, 1997, the Company discontinued salary payments to Mr. Hurd and began paying an average of $5,500 per month to Freedom Financial Corporation in lieu of paying a salary to Mr. Hurd. The payments to Freedom Financial Corporation totaled $83,000 in 1998. In January of 1999, the Company began paying $8,000 per month in lieu of salary. The payments to Freedom Financial Corporation totaled $96,000 in each of 1999, 2000, and 2001. Mr. Hurd is President of Freedom Financial Corporation. There is no written employment or consulting agreement between the Company and Freedom Financial Corporation.

Aggregated Option Exercises in Fiscal 2001 And Year-End Option Values

Number of Securities Underlying Unexercised Options at Fiscal Year End
Name	Shares Acquired on Exercise (#)	Value Realized	Exercisable/ Unexercisable(#)
W. Bennett Collett	-0-	-0-	960,000/-0-
W. B. Collett, Jr.	-0-	-0-	360,000/-0-
Robert Hurd	-0-	-0-	135,000/-0-
Daniel Licciardi	-0-	-0-	80,000/-0-

Director Compensation

        The Company currently pays its non-management directors, Timothy L. Hensley, Dr. George W. Galloway, Jr., Roland M. Howell and William C. Haddon a $500 monthly fee. W. Bennett Collett, W. B. Collett, Jr., and Robert L. Hurd receive no directors fees.

2001 Stock Option Grants

        On January 10, 2001, the Board of Directors granted options to the following officers and directors to purchase Common Stock for $1.75 per share.

Name and Title:	No. of Shares:
W. Bennett Collett Director, Chairman of the Board and Chief Executive Officer	500,000
*Robert L. Hurd Director and President	50,000
W. B. Collett, Jr. Director, Executive Vice President and Secretary	150,000
Roland M. Howell Director	65,000
George W. Galloway Director	40,000
*Timothy L. Hensley Director	17,500
Dan Licciardi Senior Vice President Florida Gaming Centers, Inc.	35,000

        *Messrs. Hurd and Hensley have advised the Company that for personal reasons they do not wish to stand for reelection.

        With the exception of Timothy Hensley and Robert Hurd, the above options are exercisable, in whole or in part, from time to time, any time before January 10, 2006. Mr. Hensley and Mr. Hurd's options are exercisable any time before January 1, 2004.

Indemnification

        Under Section 145 of the Delaware General Corporation Law, the Company has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, to which any of them is a party by reason of his being a director or officer of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Bylaws provide that the Company shall indemnify each person who may be indemnified pursuant to Section 145, as amended from time to time (or any successor provision thereto), to the fullest extent permitted by Section 145. Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("The Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Certain Relationships and Related Transactions

        Freedom and Holding may each be deemed to be a "parent" of the Company as such term is defined in the rules promulgated under the Securities and Exchange Act of 1934, by virtue of Freedom's beneficial ownership of 31.9% of the Common Stock of the Company and Holding's beneficial ownership of 95% of the Common Stock of Freedom.

        On November 10, 1998, the Board of Directors of the Company authorized the Company to borrow up to $1,500,000 from Freedom with the loan represented by a promissory note (the "Company Note") bearing interest at the rate of 15% per annum secured by a first lien on the shares of the Company's wholly-owned subsidiaries, Florida Gaming Centers, Inc. ("Centers") and Tara Club Estates, Inc. ("Tara") and by a second lien on substantially all of the Company's other assets. The Company Note is guaranteed by Centers and Tara with their guaranties secured by a second lien on substantially all of their respective assets. On November 24, 1998, the Company borrowed $1,135,000 from Freedom pursuant to the above arrangement. The Company Note is due on demand. As of August 31, 2002, the principal balance of the loan was $463,288.

        In April 1999, in order to stimulate lot sales and the construction of new homes in Tara Club Estates, W. Bennett Collett, the Company's Chairman, formed a joint venture with a builder called Tara Construction Co. (the "Joint Venture"). The Joint Venture borrowed $1,200,000 from two commercial banks to finance the purchase of lots and the construction of homes on the lots. The Company sold nine (9) lots to the Joint Venture for an aggregate of $431,000 cash and the Joint Venture pledged the lots to secure the bank loans. The sale of the lots to the Joint Venture resulted in a $212,445 profit to the Company. In June of 1999, the joint venture commenced construction of homes on eight (8) of the lots and subsequently sold three (3) of the lots and houses for an aggregate of $880,000, which resulted in a profit of $76,588. The Joint Venture paid $38,294, which was the Chairman's share of the profits, to the Company. The Company advanced $112,100 to the Joint Venture in 1999 and $451,039 to the Joint Venture in 2000, for an aggregate of $563,139, to help finance the construction of houses on five (5) of the lots. In 2001, the Joint Venture transferred to the Company the five (5) lots and houses and one (1) lot, subject to the mortgages thereon totaling approximately $954,000. During the nine month period ended September 30, 2002, the Company sold three more homes for a total of $823,400 which resulted in a loss of $74,824. Mr. Collett has agreed to personally indemnify the Company for the loss, if any, resulting from the above described transaction.

Security Ownership Of Certain Beneficial Owners And Management

        The following table sets forth certain information as of the Record Date concerning each stockholder known to the Company to own beneficially more than five percent of the outstanding Common Stock of the Company and information regarding beneficial ownership of Common Stock, the Class B Common Stock of Freedom, and the Common Stock of Holding by each director and executive officer, and all directors and executive officers as a group. Freedom and W. B. Collett ("Collett") entered into an Indemnification Agreement dated May 10, 2002, which Freedom agreed to indemnify and to hold Collett harmless from his personal guarantee of a loan by CIB Bank, Frankfort, Illinois to Freedom in the principal amount of $2,100,000. Freedom is indebted to Collett on various demand promissory notes in the aggregate amount of $2,361,147 as of September 30, 2002. As security for Colletts' personal guaranty to CIB Bank, Freedom pledged to Collett the following shares of Company stock owned by Freedom: 1,772,315 issued and outstanding shares of common stock, $1,000,000 face amount of Series F Preferred Stock and $200,000 face amount of Series E Preferred Stock. Freedom and Holding each may be deemed to be a "parent" of the Company as such term is defined in the rules promulgated under the Securities Exchange Act of 1934. Holding's sole business currently is to hold shares of Freedom.

	THE COMPANY			FREEDOM			HOLDING
Directors And Executive Officers	Number Of Shares (1)		Percent Of Class (2)	Number Of Shares (1)		Percent Of Class (3)	Number Of Shares (1)		Percent Of Class (4)
W. B. Collett	3,028,984	(5)	40.7%	1,109,011	(6)	95.5%	412.1		74.3%
Robert L Hurd	136,000	(7)	2.1%				54.3	(8)	9.8%
W. B. Collett, Jr	360,000	(16)	5.5%	—		—	87.9		15.9%
Roland M. Howell	921,669	(9,14)	13.9%	—		—	—		—
Timothy L. Hensley	77,500	(17)	1.2%	—		—	—		—
George W. Galloway, Jr.	100,000	(18)	1.6%	—		—	—		—
All current directors and Executive officers as a group (6 persons) (10)	4,624,153		54.1%	1,109,011		95.5%	554.30		100%

5% Beneficial Owners	Number Of Shares (1)	Percent Of Class (2)	Number Of Shares (1)	Percent Of Class (3)	Number Of Shares (1)	Percent Of Class (4)
Freedom Financial Corporation (11)	2,068,984	31.9%	N/A	N/A	N/A	N/A
BOK DPC Asset Holding Corporation (13)(5)	703,297	11.4%	N/A	N/A	N/A	N/A
Roland M. and Dorothy V. Howell (9)(14)	921,669	13.9%	N/A	N/A	N/A	N/A
Isle of Capri Casinos, Inc. (12)	N/A	N/A	N/A	N/A	N/A	N/A

(1)
Based upon information furnished to the Company by the named person, and information contained in filings with the Securities and Exchange Commission (the "Commission"). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown by them.

(2)
Based on 6,189,395 shares outstanding as of the Record Date. Shares of Common Stock of the Company subject to options exercisable or preferred stock convertible within 60 days are deemed outstanding for computing the percentage of class of the person holding such options or preferred stock, but are not deemed outstanding for computing the percentage of class for any other person.

(3)
Based on 1,161,499 shares outstanding as of the Record Date. Class B Common Stock is the only class of Freedom's common capital stock issued and outstanding.

(4)
Based on 554.3 shares outstanding on the Record Date.

(5)
Of the 3,028,984 shares, it includes 1,772,315 shares beneficially owned by Freedom, 296,669 shares of the Company's common stock into which 1,000 shares of the Company's Series F Preferred Stock owned by Freedom are convertible, and it also includes options granted to Mr. Collett to purchase 960,000 shares of the Company's common stock. Series E Preferred Stock cannot be included in the calculation due to the complex nature of the conversion into the Company's common stock. Mr. Collett may be deemed to beneficially own the shares held by Freedom, although he disclaims such beneficial ownership of such shares. Excludes 703,297 shares owned by BOK DPC Asset Holding Corporation, a wholly-owned subsidiary of the Bank of Oklahoma, is vested with continuing voting rights for 703,297 shares (11.4%) of the Company's common stock owned by the wholly-owned subsidiary of the Bank of Oklahoma, BOK DPC Asset Holding Corporation which Mr. Collett, in his capacity as Chairman and Chief Executive officer of the Company, holds an irrevocable proxy to vote. (See Note 13 below). Mr. Collett can exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

(6)
Includes 1,109,011 shares owned by Holding. Mr. Collett may be deemed to beneficially own the shares held by Holding, although he disclaims beneficial ownership of such shares.

(7)
Includes 1,000 shares owned by the Hurd Family Partnership, L.P., of which Mr. Hurd is general partner. In addition, it includes Mr. Hurds option to purchase 135,000 shares.

(8)
Includes 54.3 shares owned by the Hurd Family Partnership, L.P., of which Mr. Hurd is general partner.

(9)
Includes 296,669 shares of common stock into which 1,000 shares of the Company's Series F Preferred Stock owned jointly by Mr. and Mrs. Howell are convertible. Of the 921,669 shares, Mr. and Mrs. Howell own 641,669 shares as joint tenants and share voting and investment power, Mr. Howell owns 10,000 shares individually and retains sole voting and investment power with respect to these shares. Mrs. Howell owns 145,000 shares individually and retains sole voting and investment power with respect to these shares. In addition, the above figure (921,669) includes options granted to Mr. Howell to purchase 125,000 shares of the Company's common stock.

(10)
Includes 2,350,838 shares which may be acquired by all directors and executive officers as a group.

(11)
See Note (5). The address of Freedom Financial Corporation and Freedom Holding, Inc. is 2669 Charlestown Road, Suite D, New Albany, Indiana 47150. The business address of W. B. Collett is 1750 South Kings Highway, Fort Pierce, Florida 34945-3099.

(12)
At December 31, 2001, Isle Of Capri owned 27,707 shares of Freedom's 7% Series A Mandatorily Redeemable Preferred Stock that were convertible into shares of the Company's Stock owned by

  Freedom. On July 8, 2002, Freedom redeemed all of its Preferred Stock owned by Isle of Capri, and Isle of Capri is no longer the beneficial owner of shares of the Company's Common Stock.

(13)
BOK DPC Asset Holding Corporation's address is Bank of Oklahoma Tower, P.O. Box 2300, Tulsa Oklahoma 74192. The Company's wholly-owned subsidiary, Florida Gaming Centers, Inc., owns pari-mutuel licenses and Florida law prohibits any person from owning more than 5% of the issuer's common stock unless the Florida Department of Business and Professional Regulation (the "Department") approves such ownership. As a condition to BOK DPC Asset Holding Corporation ("DPC") acquiring the 703,297 shares of Common Stock without the Department's approval, the Department required DPC to escrow the shares and to grant an irrevocable proxy to W. B. Collett, the Chairman of the Board and Chief Executive Officer of the Issuer to vote the shares until such time as DPC either disposes of the shares that are in excess of 5% of the Issuer's shares or obtains the approval of the Department to own more than 5% of the Issuer's shares.

(14)
Roland M. and Dorothy V. Howell's address is Plaza Venetia, Suite 22 A-B, Miami, Florida 33132.

(15)
Isle of Capri Casinos, Inc. address is 711 Washington Loop, Biloxi, Mississippi 39530.

(16)
W. Bennett Collett, Jr. has been granted the option to purchase 360,000 shares.

(17)
Timothy L. Hensley has been granted the option to purchase 77,500 shares.

(18)
George W Galloway, Jr. has been granted the option to purchase 100,000 shares.

EXPENSES OF SOLICITATION

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names. Solicitation may be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

STOCKHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and must provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company not later than January 23, 2002.

OTHER INFORMATION

        Management does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting. As to any other matter or proposal that may properly come before the meeting, it is intended that proxies solicited will be voted in accordance with the discretion of the proxy holders. The form of proxy and the proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

        A copy of the Company's Form 10-KSB for the year ended December 31, 2001, without exhibits, is being delivered with this proxy statement. A copy of the Company's Form 10-QSB for the nine months ended September 30, 2002, can also be obtained without charge by writing to: Mrs. Kim Tharp, Chief Financial Officer, Florida Gaming Corporation, 2669 Charlestown Road, Suite D, New Albany, Indiana 47150 or by calling (502) 589-2000.

APPENDIX A

FLORIDA GAMING CORPORATION

        It is proposed that Section 1 of Article IV of Florida Gaming Corporation's Articles of Incorporation be amended to read in its entirety as follows:

  The Corporation shall be authorized to issue (A) Seven Million Five Hundred Thousand (7,500,000) shares of Common Stock, having a par value of Twenty Cents ($.20) per share, (B) Five Hundred Thousand (500,000) shares of Convertible Preferred Stock, having a par value of Ten Cents ($.10) per share, (C) One Million Two Hundred Thousand (1,200,000) shares of Class A Convertible Preferred Stock, having a par value of Ten Cents ($.10) per share, and (D) Five Hundred Thousand (500,000) shares of Preferred Stock, having a par value of Ten Cents ($.10) per share, in one or more series, and that in relation thereto, the Board of Directors is authorized to establish by resolution, the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof, provided that no such shares of Preferred Stock shall have powers, preferences or special rights that adversely affect the holders of the Class A Convertible Preferred Stock.

  Each share of Common Stock issued and outstanding as of the close of business on the date (the "Effective Date") of the filing of this Amendment to the Certificate of Incorporation with the Secretary of State of Delaware (the "Pre-Split Common Stock") shall automatically and without further act be converted into one-half of one share of fully paid and non-assessable shares of Common Stock, $.20 par value, of the Corporation (the "Post-Split Common Stock") and the Corporation shall issue one share of Post-Split Common Stock for each two shares of Pre-Split Common Stock issued and outstanding on the Effective Date, and shall pay cash in lieu of any fraction of a share of Post-Split Common Stock which any stockholder would otherwise be entitled to receive, in an amount equal to the product of such fraction multiplied by two times the closing sale price of the Pre-Split Common Stock on the OTC Bulletin Board on the Effective Date, or in the event the Common Stock is not traded on the Effective Date, on the last date preceding the Effective Date on which the Common Stock is traded on the OTC Bulletin Board. Each certificate that prior to the Effective Date represented shares of Pre-Split Common Stock shall thereafter represent only the right to receive the number of whole shares of Post-Split Common Stock into which the shares of Pre-Split Common Stock were converted and cash in lieu of any fractional share of Post-Split Common Stock to which the holder of such certificate would be entitled; provided, however, that each holder of record of a stock certificate or certificates that represented shares of Pre-Split Common Stock shall receive, upon surrender to the Corporation of each such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Post-Split Common Stock to which such stockholder is entitled and cash in lieu of any fractional share of Post-Split Common Stock to which such stockholder would be entitled. The Corporation shall not pay interest on any cash payment owed to any stockholder entitled to receive a cash payment in lieu of a fractional share.

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 FLORIDA GAMING CORPORATION

        The undersigned hereby constitutes and appoints W. Bennett Collett, Sr. and W. Bennett Collett, Jr, and each of them (acting together if both are present and voting, or if only one of them is present and voting, then by one), with full power of substitution, the attorneys and proxies of the undersigned to vote as designated below at the Annual Meeting of Stockholders of Florida Gaming Corporation (the "Company") to be held on December 27, 2002, or at any adjournment or adjournments thereof (the "Meeting"), all shares which the undersigned is entitled to vote at the Meeting.

1.	Election of Directors:	☐ FOR	☐ WITHHELD FOR ALL
Nominees: 01 W. Bennett Collett, Sr., 02 W. Bennett Collett, Jr., 03 George W. Galloway, Jr., 04 Roland M. Howell and 05 William C. Haddon
WITHHELD FOR: (Write that nominee's name in the space provided below).

2.	Amendment to the Company's Restated Certificate of Incorporation to amend Section 1 of Article IV to reduce the authorized shares of common stock and to reverse split the common stock one for two.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	Ratification of the selection of King & Company, PSC, as independent auditor of the Company for fiscal year ending December 31, 2002. ☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	In their discretion, upon such other matters as may be brought properly before the Meeting. ☐ FOR ☐ AGAINST ☐ ABSTAIN

This proxy, if in proper form and not revoked, will be voted as specified by the stockholder. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF PROPOSALS NO. 2 AND 3 AND FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 1. This proxy is revocable at any time before it is voted as indicated in the accompanying Proxy Statement. The accompanying proxy statement describes the discretionary authority of the proxies to vote for a substitute nominee if any of the nominees named above fails to stand for election at the Meeting.

Signature
Signature
Date

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY. Please sign your name legibly exactly as it appears hereon. Each joint owner should sign. If executed by a corporation, please sign full corporate name by a duly authorize officer. Attorneys, executors, administrators, trustees, guardians, etc., should give full title as such.

QuickLinks

Proposal No. 1
Proposal No. 2
Proposal No. 3